EXHIBIT 10.26

Compensation Information – Named Executive Officers

The table below provides information regarding the 2005 cash bonus, January 31, 2006 stock option grant and 2006 annual base salary of each named executive officer of XenoPort, Inc. listed below:

Executive Officer	2005 Cash Bonus	Stock Option Grant (# shares)*	2006 Annual Base Salary

Ronald W. Barrett, Ph.D. Chief Executive Officer	$89,280	75,000	$350,000
William J. Rieflin President	$66,375	50,000	$320,000
William G. Harris Senior Vice President of Finance and Chief Financial Officer	$49,400	37,500	$265,000
Pierre V. Trân, M.D., M.M.M. Senior Vice President and Chief Medical Officer	$43,010	15,000	$265,000
Mark A. Gallop, Ph.D. Senior Vice President of Research	$40,500	32,500	$245,000

*

Granted by the Compensation Committee of the Board of Directors of the Company on January 31, 2006, with an exercise price per share equal to the closing price of the Company’s common stock as reported on the Nasdaq National Market on January 31, 2006.